Exhibit 10(m)12

ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE GRANT
Effective 2012
[Eligible Executive Employees]

Name

In accordance with the terms of ALLETE's Executive Long-Term Incentive Compensation Plan, as amended (the "Plan"), as determined by and through the Executive Compensation Committee of ALLETE's Board of Directors, ALLETE hereby grants to you (the "Participant") Performance Shares, as set forth below, subject to the terms and conditions set forth in this Grant including Annexes A and B hereto and all documents incorporated herein by reference:

Number of Performance Shares Granted:
Date of Grant:
Performance Period:
Performance Goals:	See Annex B

This Grant is made in accordance with the Plan.

Further terms and conditions of the Grant are set forth in Annex A hereto and Performance Goals are set forth in Annex B hereto, which are integral parts of this Grant.

All terms, provisions and conditions applicable to the Performance Shares set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.

IN WITNESS WHEREOF, ALLETE has caused this Grant to be executed by its Chairman, President & Chief Executive Officer as of the date and year first above written.

ALLETE

By:
Chairman, President & CEO

Attachments:    Annex A and Annex B

ANNEX A
TO
ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE GRANT

The Grant of Performance Shares evidenced by the Grant to which this is annexed is subject to the following additional terms and conditions:

1.    Dividend Equivalents. The Participant shall receive Dividend Equivalents with respect to the number of Performance Shares subject to the Grant. Dividend Equivalents shall be calculated and credited to the Participant at the end of the Performance Period. The Dividend Equivalents shall be in the form of additional Performance Shares, which shall be added to the number of Performance Shares subject to the Grant, and which shall equal the number of Shares (including fractional Shares) that could be purchased on the dividend payment dates, based on the closing sale price as reported in the consolidated transaction reporting system on that date, with cash dividends that would have been paid on Performance Shares, if such Performance Shares were Shares.

2.    Satisfaction of Goals. At the end of the Performance Period, the Executive Compensation Committee (the “Committee”) shall determine the extent to which the Performance Goals have been met. The Participant will not be credited with any Performance Shares if the threshold level has not been met. Subject to the provisions of Section 4 hereof and to provisions in the Plan for change in control, percentages of the Performance Share grant shall be credited to the Participant as follows: If the threshold level has been met, 50% of the Performance Shares (as increased by the Dividend Equivalents) shall be credited to the Participant. If the target level has been met, 100% of the Performance Shares (as increased by the Dividend Equivalents) shall be credited to the Participant. If the superior level has been met, 200% of the Performance Shares (as increased by the Dividend Equivalents) shall be credited to the Participant. Straight line interpolation will be used to determine earned awards based on achievement of goals between the threshold, target and superior levels.

3.    Payment. Subject to the provisions of subsection (d) hereof and to provisions in the Plan for change in control, Performance Shares as determined by the Committee according to Section 2 hereof shall be paid out 100% (as increased by the Dividend Equivalents) within two and one half months after the end of the Performance Period and after the Committee has determined the extent to which Performance Goals have been met. Payment shall be made, after withholding Performance Shares equal in value to the Participant's income tax obligation via a deposit of ALLETE common stock into an Invest Direct account. Performance Share awards shall not vest until paid.

4.    Payment Upon Death, Retirement or Disability; Forfeiture of Unvested Performance Shares Upon Demotion, Unsatisfactory Job Performance or Other Separation from Service.

4.1    If during a Performance Period the Participant (i) Retires, (ii) dies while employed by a Related Company, or (iii) becomes Disabled, the Participant (or the Participant's beneficiary or estate) shall receive a payment of any Performance Shares (as increased by the Dividend Equivalents) after the end of the Performance Period, promptly after the Committee has determined the extent to which Performance Goals have been met. The payment shall be prorated based upon the number of whole calendar months within the Performance Period which had elapsed as of the date of death, Retirement or Disability in relation to the number of calendar months in the full Performance Period. A whole month is counted in the calculation if the

Participant was in the position as of the 15th of the month.

4.2     If after the end of a Performance Period, but before any or all Performance Shares have been paid, as specified in Section 4.1 above, the Participant Retires, dies or becomes Disabled, the Participant (or the Participant's beneficiary or estate) shall be entitled to a full payout of all Performance Shares (as increased by the Dividend Equivalents), which shall be paid out at the next scheduled performance share payment date.

4.3    If prior to payment of all Performance Shares, the Participant is demoted, or ALLETE or a Business Unit determines, in its sole discretion, that the Participant's job performance is unsatisfactory, ALLETE reserves the right to cancel or amend the Participant's grant relating to any unpaid Performance Shares, with the result that some portion or all of the Participant's unpaid Performance Shares will be forfeited.

4.4    If the Participant has a Separation from Service for any reason other than those specified in subsection 4.1 above, all Performance Shares and related Dividend Equivalents to the extent not yet paid shall be forfeited on the date of such Separation from Service, except as otherwise provided by the Committee.

5.    Compensation Recovery Policy. The Grant is subject to the terms of any compensation recovery policy or policies established by ALLETE as may be amended from time to time (“Compensation Recovery Policy”). ALLETE hereby incorporates into the Grant the terms of the Compensation Recovery Policy.

6.    Ratification of Actions. By receiving the Grant or other benefit under the Plan, the Participant and each person claiming under or through Participant shall be conclusively deemed to have indicated the Participant's acceptance and ratification of, and consent to, any action taken under the Plan or the Grant by ALLETE, the Board or the Committee.

7.    Notices. Any notice hereunder to ALLETE shall be addressed to ALLETE, 30 West Superior Street, Duluth, Minnesota 55802, Attention: Manager - Executive Compensation and Employee Benefits, Human Resources, and any notice hereunder to the Participant shall be directed to the Participant's address as indicated by ALLETE's records, subject to the right of either party to designate at any time hereafter in writing some other address.

8.    Governing Law and Severability. To the extent not preempted by the Federal law, the Grant will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law provisions. In the event any provision of the Grant shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Grant, and the Grant shall be construed and enforced as if the illegal or invalid provision had not been included.

9.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan. The following definitions apply to the Grant and this Annex A:

9.1    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
9.2    “Disability” or “Disabled” means a physical or mental condition in which the Participant is:

(a)	unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(b)
by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer's accident and health plan;

(c)	determined to be totally disabled by the Social Security Administration; or

(d)
disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

9.3    “Related Company” means ALLETE, Inc. and all persons with whom the ALLETE, Inc. would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.

9.4    “Retirement” or “Retires” means Separation from Service, for reasons other than death or Disability, on or after attaining normal retirement age or early retirement age as defined in the most applicable qualified retirement plan sponsored by the Related Company that employed the Participant immediately preceding the Separation from Service, without regard to whether the Participant is a participant in such plan, or if the employer Related Company does not sponsor such retirement plan, on or after attaining Normal Retirement Age or Early Retirement Age as defined in the Minnesota Power and Affiliated Companies Retirement Plan A, without regard to whether the Participant is a participant under the Minnesota Power and Affiliated Companies Retirement Plan A.

9.5    “Separation from Service” means that the Participant terminates employment within the meaning of Treasury Regulations section 1.409A-1(h) and other applicable guidance with all Related Companies. Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months). A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with any Related Company by contract or statute. With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies.

ANNEX B
TO
ALLETE
Executive Long Term Incentive Compensation Plan
Performance Share Grant
Effective 2012
[Eligible Executive Employees]

Financial Measure:
Total Shareholder Return (TSR) computed over the three-year period.

Performance Share Award:
If ALLETE's TSR ranking is 4th or higher among a peer group of 27 companies (superior performance), 200% of the Performance Share Grant will be earned. If ALLETE's TSR performance ranks 14th among the peer group (target performance), 100% of the Grant will be earned. If ALLETE's TSR performance ranks 19th (threshold performance), 50% of the Grant will be earned. If TSR performance is below threshold, no Performance Shares will be earned. Straight-line interpolation will be used to determine earned awards based on the TSR ranking between threshold, target and superior.

TSR Rank	Perf. Level	Payout %
1		200%
2		200%
3		200%
4	Superior	200%
5		190%
6		180%
7		170%
8		160%
9		150%
10		140%
11		130%
12		120%
13		110%
14	Target	100%
15		90%
16		80%
17		70%
18		60%
19	Threshold	50%
20		0%
21		0%
22		0%
23		0%
24		0%
25		0%
26		0%
27		0%
28		0%